Exhibit 4.9

LOAN AGREEMENT

between

Wang Jingbo

Yin Zhe

Zhang Xinjun

Wei Yan

He Boquan

Yan Qianghua

and

Shanghai Noah Rongyao Investment Consulting Co., Ltd.

December 26, 2013

Loan Agreement

This Loan Agreement (hereinafter referred to as “this Agreement”) is made on December, 26, 2013 in Shanghai by and between:

1.	Wang Jingbo, a PRC citizen;

2.	Yin Zhe, a PRC citizen;

3.	Zhang Xinjun, a PRC citizen;

4.	Wei Yan, a PRC citizen;

5.	He Boquan, a PRC citizen;

6.	Yan Qianghua, a PRC citizen;

(Wang Jingbo, Yin Zhe, Zhang Xinjun, Wei Yan, He Boquan and Yan Qianghua are hereinafter referred to collectively as the “Borrowers” and each as a “Borrower”)

7.	Shanghai Noah Rongyao Investment Consulting Co., Ltd., a wholly foreign owned enterprise incorporated under the laws of China, with its registered address at Suite F & G, Floor 9, Jinsui Building, 379 Pudong Road (South), Pudong New Area, Shanghai (hereinafter referred to as the “Lender”).

(The parties are referred to as a “Party” each, and collectively the “Parties”.)

Whereas,

1.	Shanghai Noah Investment Management Co., Ltd. (hereinafter referred to as “Noah Investment”) is a limited liability company incorporated under the laws of China, with its registered address at Room 208, Block 8, No. 4056 Nanda Street, Langxia Town, Jinshan District, Shanghai, its registered capital being RMB30 million, its current registered shareholder being the Borrowers;

2.	To confirm the rights and obligations of the Borrowers and the Lender under the loan arrangement, the Parties have agreed as follows:

Article 1 Definitions

1.1	In this Agreement:

“Debt” means the outstanding amount under the Loan;

“Effective Date” means the date on which the Parties duly sign this Agreement;

“Loan” means the RMB loan the Lender provides to the Borrowers;

“China” means the People’s Republic of China, and, for the purpose of this agreement, shall not include Hong Kong, Macau and Taiwan;

“Repayment Notice” has the meaning ascribed to it in Article 3.1;

“Repayment Application” has the meaning ascribed to it in Article 3.2;

“Rights” has the meaning ascribed to it in Article 8.5.

1.2	References mentioned herein shall have the following meanings:

“Articles” shall be construed as the articles herein, unless otherwise provided in the context;

“Taxes” shall be construed to include any taxes, fees, tariff duties or any other charges of similar nature (including without limitation any penalty or interest in connection with failure or delay of payment of such taxes);

The “Borrowers” and the “Lender” shall be construed to include their respective successors and assigns permitted for the benefits of the Parties.

1.3	Unless provided otherwise, any reference herein to this Agreement or any other agreement or document shall be construed, as the case may be, the reference to any modification and supplement to, alteration and substitute of this Agreement or any other agreement or document already made or to be made from time to time.

1.4	The headings are for convenience of reference only.

1.5	Unless provided otherwise in the context, the plural shall denote the singular and vice versa.

Article 2 Amount and Interest of the Loan

2.1	The Parties hereby agree that the aggregate principal of the Loan provided by the Lender to the Borrowers is RMB27 million (RMB27,000,000.00), of which:

The part of the Loan provided to Wang Jingbo is RMB12.42 million (RMB12,420,000.00);

The part of the Loan provided to Yin zhe is RMB3.24 million (RMB3,240,000.00);

The part of the Loan provided to Zhang Xinjun is RMB1.08 million (RMB1,080,000.00);

The part of the Loan provided to Wei Yan is RMB810 thousand (RMB810,000.00);

The part of the Loan provided to He Boquan is RMB6.75 million (RMB6,750,000.00);

The part of the Loan provided to Yan Qianghua is RMB2.7 million (RMB2,700,000.00);

2.2	The principal of the above-said Loan shall be granted by the Lender or any party designated by it to the Borrowers on December, 25, 2013 (“Loan Date”).

2.3	Interest rate of the Loan hereunder shall be zero, i.e., no interest will be charged.

Article 3 Repayment

3.1	Term of the Loan shall be ten (10) years from the Loan Date. If the term expires and neither Party raises any written objection, the term of the Loan shall be extended automatically for another ten (10) years. The Lender may send a Repayment Notice (hereinafter referred to as the “Repayment Notice”) to the Borrowers thirty (30) days in advance anytime within the term or extended term of the Loan at its absolute sole discretion requiring repayment of all or part of the Debt by one or more of the Borrowers. Where the Lender requests any of the Borrowers to repay the Debt pursuant to the preceding sentence, the Lender shall be entitled to purchase by itself or designate any third party to purchase the equity of Noah Investment held by such Borrower(s) at an equity transfer price equivalent to the amount of the Debt requested to be repaid, provided that the ratio of the equity to be purchased to the equity held by such Borrower in Noah Investment shall be equal to the ratio of the amount of Debt requested to be repaid to the principal amount of the Loan provided to such Borrower hereunder. The consideration for equity transfer shall offset the amount of Debt requested to be repaid.

3.2	Any of the Borrowers may send a Repayment Application (hereinafter referred to as the “Repayment Application”) to the Lender thirty (30) days in advance at any time, applying for repayment of the loan or part of it. In such circumstance, the Borrower may only repay the Debt by means of transferring all or part of the equity of Noah Investment held by it to the Lender or any third party the Lender designates. The consideration of the equity transfer shall offset the Debt applied for to be repaid. The ratio of the equity to be transferred to the equity held by such Borrower shall be equal to the ratio of the Debt applied for to be repaid to the principal amount of the Loan provided to the Borrower.

3.3	The Borrower who is requested to repay the Debt or applies for Debt repayment shall repay the Debt pursuant to Article 3.1 and 3.2 upon expiration of the thirty (30) days’ notice period specified in the Repayment Notice or Repayment Application.

3.4	The Parties shall complete the equity transfer specified in Articles 3.1 and 3.2 simultaneously with repayment of Debt according to the above-mentioned provisions of Article 3, in order to ensure that the Lender or any third party designated by it has legally and entirely acquired the equity of Noah Investment which is free of pledge or any other form of encumbrance in the mean time with the Debt repayment.

3.5	In case any one or more of the following occur(s) within the term or extended term of the Loan, the Borrower shall repay the Loan in full immediately in accordance with Article 3.1:

3.5.1	Such borrower dies or becomes person with no or limited capacity for civil conduct;

3.5.2	Such Borrower is engaged or involved in criminal activities; or

3.5.3	Such Borrower is no longer employee of the Lender or affiliated companies of the Lender, for whatever reason.

Article 4 Taxes

4.1	All Taxes in relation to the Loan shall be borne by the Lender.

Article 5 Confidentiality

5.1	Whether this Agreement is terminated, the Borrowers shall keep confidential (i) the execution, performance and content of this Agreement; and (ii) the trade secrets, proprietary information and client information related to the Lender acquired or received due to execution and performance of this Agreement (hereinafter referred to as the “Confidential Information”). The Borrowers may only use the Confidential Information for the sole purpose of performing obligations hereunder. The Borrowers shall not disclose the aforesaid Confidential Information to any third party without written consent of the Lender, and failing to do which, shall bear the liability for breach of contract and compensate for the losses incurred by the Lender.

5.2	Upon termination of this Agreement, the Borrowers shall, if requested by the Lender, return, destroy or otherwise dispose of all documents, materials or software containing the Confidential Information, and stop using the Confidential Information.

5.3	Notwithstanding any other provision provided herein in the contrary, this Article 5 shall survive the suspension or termination of this Agreement.

Article 6 Notices

6.1	Any notice, request, demand or any other correspondence required by or made pursuant to this Agreement shall be delivered to the Parties in written form.

6.2	Any notice or correspondence shall be deemed delivered upon being sent by facsimile or telex, upon being delivered in person; or upon five (5) days after being mailed.

Article 7 Liability for Breach of Contract

7.1	Each Borrower undertakes to indemnify and hold the Lender harmless from and against all actions, charges, claims, costs, damages, demands, fees, liabilities, responsibilities, losses and proceedings suffered or incurred by the Lender arising from such Borrower’s violation of any of its obligations hereunder.

7.2	Notwithstanding any other provision provided herein in the contrary, this Article 7 shall survive the suspension or termination of this Agreement.

Article 8 Miscellaneous

8.1	This Agreement is made in Chinese and has seven (7) counterparts, and each of the Borrowers and the Lender shall hold one (1).

8.2	The execution, effectiveness, performance, modification, interpretation and termination of this Agreement shall be governed by the laws of China.

8.3	Any dispute arising from or in connection with this Agreement shall be resolved by the Parties in dispute through negotiation. If the dispute cannot be resolved within thirty (30) days upon occurrence, such dispute shall be submitted to Shanghai International Economic and Trade Arbitration Commission and be settled under the rules of the commission in Shanghai. The arbitration award is final and binding on the Parties in dispute.

8.4	Any rights, powers or remedies conferred by any provision herein on the Parties shall not preclude any other rights, powers or remedies to which the Parties are entitled under the laws and any other provisions herein. Further, any single or partial exercise of such rights, powers and remedies by a Party shall not preclude such Party’s exercise of any other rights, powers and remedies to which it is entitled.

8.5	A Party’s failure or delay in exercising any of the rights, powers and remedies (hereinafter referred to as the “Rights”) it enjoys under this Agreement or the laws shall not operate as its waiver of the Rights and, any Party’s single or partial waiver of the Rights shall not preclude such Party’s other exercise of the Rights or its exercise of the other Rights.

8.6	Headings of the articles herein are for reference only, and, in any circumstance, shall not be used for or affect the interpretation of the articles herein.

8.7	Each article of this Agreement is separable and independent from each other article. If any one or more of the articles become(s) invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the other articles herein shall not be affected.

8.8	Any modification and supplement to this Agreement shall be made in writing and shall become effective only upon duly signed by the Parties.

8.9	None of the Borrowers shall transfer any of its rights and/or obligations hereunder to any third party without prior written consent of the Lender. The Lender is entitled to transfer any of its rights and/or obligations hereunder to any third party designated by it provided that a written notice shall be sent to the other Parties.

8.10	This Agreement is binding on the legal successors of the Parties.

[The remainder of this page is intentionally left blank]

[Signature page]

IN WITNESS WHEREOF, this Agreement is signed on the date and at the place first written above herein.

Wang Jingbo

Signature:	/s/ Jingbo Wang

Yin Zhe

Signature:	/s/ Zhe Yin

Zhang Xinjun

Signature:	/s/ Xinjun Zhang

Wei Yan

Signature:	/s/ Yan Wei

He Boquan

Signature:	/s/ Boquan He

Yan Qianghua

Signature:	/s/ Qianghua Yan

Shanghai Noah Rongyao Investment Consulting Co., Ltd.

(Seal)

Signature:	/s/ Shanghai Noah Rongyao Investment Consulting Co., Ltd.
Name:
Title: